Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Six Months Ended June 30, 2022

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, July 27, 2022 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended June 30, 2022 of $1.6 million, compared to net income of $1.4 million for the comparable prior year period. The Company reported net income for the six months ended June 30, 2022 of $3.0 million compared to net income of $4.4 million for the comparable prior year period. During the six months ended June 30, 2021, the Company recorded a bargain purchase gain of $1.9 million, and merger-related expenses of $392,000, each of which was associated with the acquisition of Gibraltar Bank. Excluding the bargain purchase gain and the merger-related expenses in 2021, net income for the six months ended June 31, 2021 was $2.9 million, compared to the $3.0 million for the current-year period.1

On April 11, 2022, the Company announced it completed its initial 5% buyback plan, purchasing 296,044 shares. On May 25, 2022, the Company announced that it has received regulatory approval for the repurchase of up to 292,568 shares of its common stock, which is approximately 5% of its then outstanding common stock. As of June 30, 2022, the Company had repurchased 145,582 shares under the second buyback plan.

Other Financial Highlights:

•

Total assets increased $37.6 million, or 4.5%, to $874.9 million at June 30, 2022 from $837.4 million at December 31, 2021, due to an increase in loans and securities, which was primarily funded by cash and cash equivalents, deposits and borrowings.

•	Net loans increased $60.6 million, or 10.6%, to $630.8 million at June 30, 2022 from $570.2 million at December 31, 2021.

•

Total deposits were $611.3 million, increasing $13.8 million, or 2.3%, as compared to $597.5 million at December 31, 2021, primarily due to a new $11.0 million municipal deposit relationship. The average rate paid on deposits at June 30, 2022 increased four basis points to 0.65% at June 30, 2022 from 0.61% at December 31, 2021.

•

Return on average assets was 0.73% for the six-month period ended June 30, 2022 compared to 1.12% for the comparable period in 2021. Without the bargain purchase gain and merger-related expenses in 2021, the return on average assets would have been 0.74%[1] for the six-month period ended June 30, 2021.

•

Return on average equity was 4.26% for the six-month period ended June 30, 2022 compared to 6.46% for the comparable period in 2021. Without the bargain purchase gain and merger-related expenses in 2021, the return on average equity would have been 4.24%[1] for the six-month period ended June 30, 2021.

[1]	This number represents a non-GAAP financial measure. Please see “Reconciliation of GAAP to Non-GAAP” contained at the end of this release.

Joseph Coccaro, President and Chief Executive Officer, said, “We are pleased with our results for the first half of 2022. We had over $100 million in new loan originations which has increased our loan portfolio over $60 million during the year, while continuing to have strong credit quality as non-performing loans and criticized assets remain very low. We continue to see improvement in our net interest margin which rose 29 basis points and 41 basis points as compared to the three and six months ended June 30, 2021 respectively.“

Mr. Coccaro further stated, “During the last year we completed the acquisition of Gibraltar Bank including a business system conversion and opened our sixth branch location in Hasbrouck Heights. This year we expect to grow loan and deposit balances and are forecasting for assets to increase to $900 million. However, forecasted rate hikes, higher inflation and a low inventory in housing continue to present challenges.”

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended June 30, 2022 and June 30, 2021

Net income increased by $203,000, or 14.1%, to $1.6 million for the three months ended June 30, 2022 from $1.4 million for the three months ended June 30, 2021. The increase was due to an increase in net interest income of $931,000, offset by a decrease in non-interest income of $280,000 and an increase of $154,000 in provision for loan losses.

Interest income on cash and cash equivalents decreased $13,000, or 31.7%, to $28,000 for the three months ended June 30, 2022 from $41,000 for the three months ended June 30, 2021 due to a $79.2 million decrease in the average balance of cash and cash equivalents to $20.7 million for the three months ended June 30, 2022 from $100.0 million for the three months ended June 30, 2021, reflecting the use of excess liquidity to fund loan originations and purchase investment securities. This was offset by a 39 basis point increase in the average yield on cash and cash equivalents from 0.16% for the three months ended June 30, 2021 to 0.55% for the three months ended June 30, 2022 due to the higher interest rate environment.

Interest income on loans increased $164,000, or 2.9%, to $5.8 million for the three months ended June 30, 2022 compared to $5.7 million for the three months ended June 30, 2021 due to a nine basis point increase in the average yield on loans from 3.86% for the three months ended June 30, 2021 to 3.95% for the three months ended June 30, 2022 and by a $2.6 million increase in the average balance of loans to $593.7 million for the three months ended June 30, 2022 from $591.1 million for the three months ended June 30, 2021.

Interest income on securities increased $577,000, or 143.9%, to $979,000 for the three months ended June 30, 2022 from $402,000 for the three months ended June 30, 2021 due to a 29 basis point increase in the average yield from 1.86% for the three months ended June 30, 2021 to 2.15% for the three months ended June 30, 2022. The increase was also due to a $95.7 million increase in the average balance of securities to $182.3 million for the three months ended June 30, 2022 from $86.6 million for the three months ended June 30, 2021, reflecting the purchase of investments with excess liquidity.

Interest expense on interest-bearing deposits decreased $201,000, or 19.1%, to $850,000 for the three months ended June 30, 2022 from $1.1 million for the three months ended June 30, 2021. The decrease was due primarily to a 19 basis point decrease in the average cost of interest-bearing deposits to 0.59% for the three months ended June 30, 2022 from 0.78% for the three months ended June 30, 2021. The decrease in the average cost of deposits was due to lower average balances and lower average costs of certificates of deposit. This decrease was offset by a $40.3 million increase in the average balance of total deposits to $579.2 million for the three months ended June 30, 2022 from $539.0 million for the three months ended June 30, 2021.

Interest expense on Federal Home Loan Bank borrowings decreased $20,000, or 5.4%, from $376,000 for the three months ended June 30, 2021 to $356,000 for the three months ended June 30, 2022. The decrease was due to a decrease in the average balance of borrowings of $13.8 million to $86.4 million for the three months ended June 30, 2022 from $100.3 million for the three months ended June 30, 2021. The decrease was offset by an increase in the average cost of borrowings of nine basis points to 1.59% for the three months ended June 30, 2022 from 1.50% for the three months ended June 30, 2021 due to the higher rates on newer borrowings.

Net interest income increased $930,000, or 19.5%, to $5.7 million for the three months ended June 30, 2022 from $4.8 million for the three months ended June 30, 2021. The increase reflected a 45 basis point increase in our net interest rate spread to 2.73% for the three months ended June 30, 2022 from 2.28% for the three months ended June 30, 2021. Our net interest margin increased 41 basis points to 2.85% for the three months ended June 30, 2022 from 2.44% for the three months ended June 30, 2021.

We recorded a $100,000 provision for loan losses for the three months ended June 30, 2022 compared to a $54,000 credit for the three-month period ended June 30, 2021. Higher balances in residential and construction loans were the reason for the provision for the three months ended June 30, 2022. The Bank continues to have a low level of delinquent and non-accrual loans in the portfolio, as well as no charge-offs.

Non-interest income decreased by $280,000, or 52.4%, to $254,000 for the three months ended June 30, 2022 from $533,000 for the three months ended June 30, 2021. Gain on sale of loans decreased $284,000 as the Bank decided to portfolio loans rather than sell loans. This decrease was offset by a $24,000, or 16.5% increase in bank-owned life insurance to $169,000 for the three months ended June 30, 2022 from $145,000 for the three months ended June 30, 2022.

For the three months ended June 30, 2022, non-interest expense increased $17,000, or 0.5%, over the comparable 2021 period. Salaries and employee benefits increased $64,000, or 3.1%, due to the new stock compensation plan established in September 2021. Data processing expense increased $18,000, or 5.9%, due to higher data processing expense associated with being a larger organization. Professional fees decreased $57,000, or 27.5%, due in part to lower legal expense in 2022. Merger fees expenses were $74,000 in 2021. The increase in occupancy and equipment expenses of $48,000, or 16.2%, was due to increased costs for the acquired Gibraltar Bank branches and the new Hasbrouck Heights branch office.

Comparison of Operating Results for the Six Months Ended June 30, 2022 and June 30, 2021

Net income decreased by $1.4 million, or 31.5%, to $3.0 million for the six months ended June 30, 2022 from $4.4 million for the six months ended June 30, 2021. The decrease was due to a decrease in non-interest income of $2.3 million, an increase in non-interest expenses of $126,000, an increase in provision for loan losses of $213,000, and an increase of $284,000 in income taxes offset by an increase in net interest income of $1.5 million. Excluding the one-time bargain purchase gain of $1.9 million that occurred in 2021 in connection with the Gibraltar Bank acquisition and the merger related expenses, net income would have increased $139,000 for the six months ended June 30, 2022 as compared to the comparable period in 20211.

Interest income on cash and cash equivalents decreased $34,000, or 37.4%, to $57,000 for the six months ended June 30, 2022 from $91,000 for the six months ended June 30, 2021 due to a $49.6 million decrease in the average balance of cash and cash equivalents to $46.0 million for the six months ended June 30, 2022 from $95.6 million for the six months ended June 30, 2021, reflecting the use of excess liquidity to fund loan originations and purchase investment securities. This was offset by a six basis point increase in the average yield on cash and cash equivalents from 0.19% for the six months ended June 30, 2021 to 0.25% for the six months ended June 30, 2022 due to the higher interest rate environment.

Interest income on loans increased $236,000, or 2.1%, to $11.4 million for the six months ended June 30, 2022 compared to $11.2 million for the six months ended June 30, 2021 due to a nine basis point increase in the average yield on loans from 3.83% for the six months ended June 30, 2021 to 3.92% for the six months ended June 30, 2022 offset by a $2.5 million decrease in the average balance of loans to $582.8 million for the six months ended June 30, 2022 from $585.3 million for the six months ended June 30, 2021.

Interest income on securities increased $550,000, or 51.7%, to $1.6 million for the six months ended June 30, 2022 from $1.1 million for the six months ended June 30, 2021 due to an $82.2 million increase in the average balance of securities to $160.7 million for the six months ended June 30, 2022 from $78.5 million for the six months ended June 30, 2021, reflecting the purchase of investments with excess liquidity. The increase was offset by a 73 basis point decrease in the average yield from 2.77% for the six months ended June 30, 2021 to 2.04% for the six months ended June 30, 2022.

[1]	This number represents a non-GAAP financial measure. Please see “Reconciliation of GAAP to Non-GAAP” contained at the end of this release.

Interest expense on interest-bearing deposits decreased $638,000, or 27.6%, to $1.7 million for the six months ended June 30, 2022 from $2.3 million for the six months ended June 30, 2021. The decrease was due primarily to a 31 basis point decrease in the average cost of interest-bearing deposits to 0.59% for the six months ended June 30, 2022 from 0.90% for the six months ended June 30, 2021. The decrease in the average cost of deposits was due to lower average balances and lower average costs of certificates of deposit. This decrease was offset by a $48.9 million increase in the average balance of deposits to $570.2 million for the six months ended June 30, 2022 from $521.3 million for the six months ended June 30, 2021.

Interest expense on Federal Home Loan Bank borrowings decreased $122,000, or 15.1%, from $808,000 for the six months ended June 30, 2021 to $686,000 for the six months ended June 30, 2022. The decrease was due to a decrease in the average balance of borrowings of $19.5 million to $84.4 million for the six months ended June 30, 2022 from $103.9 million for the six months ended June 30, 2021. The decrease was offset by an increase in the average cost of borrowings of seven basis points to 1.64% for the six months ended June 30, 2022 from 1.57% for the six months ended June 30, 2021 due to the higher new rates on borrowings.

Net interest income increased $1.5 million, or 15.8%, to $10.8 million for the six months ended June 30, 2022 from $9.4 million for the six months ended June 30, 2021. The increase reflected a 34 basis point increase in our net interest rate spread to 2.61% for the six months ended June 30, 2022 from 2.27% for the six months ended June 30, 2021. Our net interest margin increased 29 basis points to 2.75% for the six months ended June 30, 2022 from 2.46% for the six months ended June 30, 2021.

We recorded a $100,000 provision for loan losses the six months ended June 30, 2022 compared to a $113,000 credit for the six-month period ended June 30, 2021. Higher balances in residential and construction loans were the reason for the provision for the six months ended June 30, 2022. The Bank continues to have a low level of delinquent and non-accrual loans in the portfolio, as well as no charge-offs.

Non-interest income decreased by $2.3 million, or 79.0%, to $598,000 for the six months ended June 30, 2022 from $2.9 million for the six months ended June 30, 2021. For the six months ended June 30, 2021, there was a $1.9 million bargain purchase gain recognized in the Gibraltar Bank acquisition in 2021. Gain on sale of loans decreased $433,000, or 83.3%, to $87,000 for the six months ended June 30, 2022 from $520,000 for the six months ended June 30, 2021. Bank-owned life insurance income increased $91,000, or 38.6%, to $325,000 for the six months ended June 30, 2022 from $235,000 for the six months ended June 30, 202.

For the six months ended June 30, 2022, non-interest expense increased $126,000, or 1.8%, to $7.1 million, over the comparable 2021 period. Salaries and employee benefits increased $588,000, or 16.4%, due to new stock compensation plan started in September 2021. Data processing expense increased $88,000, or 17.0%, due to higher data processing expense associated with a larger company. Advertising expense increased $92,000 due to additional promotions for branch locations and new promotions. Professional fees decreased $172,000, or 36.8%, due to lower consulting expense. Merger fees and core conversion costs were $752,000 in 2021. The increase in equipment and occupancy expenses of $126,000, or 22.4%, was mainly due to the additional branch locations.

Balance Sheet Analysis

Total assets were $874.9 million at June 30, 2022, representing an increase of $37.6 million, or 4.5%, from December 31, 2021. Cash and cash equivalents decreased $97.5 million during the period primarily due to funding of loan originations and investment purchases with excess liquidity. Net loans increased $60.6 million, or 10.6%, due to new production of $103.1 million, consisting of a mainly residential real estate loans and construction loans offset by $42.5 million in repayments. Securities held to maturity increased $12.4 million due to the purchase of corporate bonds and mortgage-backed securities with excess cash. Securities available for sale increased $55.7 million due to the purchase of mortgage-backed securities and corporate bonds with excess cash. Bank-owned life insurance increased $5.3 million or 21.7% due to a $5.0 million purchase of bank-owned life insurance during the six months ended June 30, 2022.

Delinquent loans increased $94,000, or 23.7%, during the six-month period ended June 30, 2022, finishing at $2.1 million or 0.33% of total loans. During the same timeframe, non-performing assets remained unchanged at $1.9 million and were 0.23% of total assets at June 30, 2022. The Company’s allowance for loan losses was 0.36% of total loans and 120.8% of non-performing loans at June 30, 2022.

Total liabilities increased $44.7 million, or 6.5%, to $734.5 million mainly due to an increase in deposits, reflecting a new $11.0 million municipal relationship and an increase in borrowings. Total deposits increased $13.8 million, or 2.3%, to $611.3 million at June 30, 2022 from $597.5 million at December 31, 2021. The increase in deposits reflected an increase in interest-bearing deposits of $13.7 million, or 2.5%, to $571.8 million as of June 30, 2022 from $558.2 million at December 31, 2021 and an increase in non-interest bearing deposits of $125,000, or 0.3%, to $39.4 million as of June 30, 2022 from $39.3 million as of December 31, 2021. Federal Home Loan Bank advances increased $30.2 million, or 35.5%, due to new advances for loan funding.

Stockholders’ equity decreased $7.1 million to $140.5 million, due to increased accumulated other comprehensive loss for securities for available for sale of $6.5 million and the repurchase of 215,948 shares of stock during the quarter at a cost of $2.4 million, offset by net income of $3.0 million for the six months ended June 30, 2022. At June 30, 2022, the Company’s ratio of average stockholders’ equity-to-total assets was 17.08%, compared to 17.43% at June 30, 2021.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from six offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

In addition, the COVID-19 pandemic has had, and may continue to have, an adverse impact on the Company, its clients and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on the Company’s business.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of	As of
	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Cash and due from banks	$6,781,706	$14,446,792
Interest-bearing deposits in other banks	822,524	90,621,993

Cash and cash equivalents	7,604,230	105,068,785
Securities available for sale	97,507,693	41,838,798
Securities held to maturity (fair value of $79,858,396 and $74,081,059, respectively)	86,432,340	74,053,099
Loans held for sale	360,000	1,152,500
Loans, net of allowance of $2,253,174 and $2,153,174, respectively	630,810,380	570,209,669
Premises and equipment, net	8,006,717	8,127,979
Federal Home Loan Bank (FHLB) stock and other restricted securities	6,076,700	4,851,300
Accrued interest receivable	3,007,407	2,712,605
Core deposit intangibles	300,827	336,364
Bank-owned life insurance	29,836,866	24,524,122
Other assets	5,001,976	4,486,366

Total Assets	$874,945,136	$837,361,587

Liabilities and Equity
Non-interest bearing deposits	$39,442,245	$39,317,500
Interest bearing deposits	571,847,021	558,162,278

Total Deposits	611,289,266	597,479,778
FHLB advances	115,278,743	85,051,736
Advance payments by borrowers for taxes and insurance	3,431,613	2,856,120
Other liabilities	4,484,720	4,397,742

Total liabilities	734,484,342	689,785,376

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 14,207,862 issued and outstanding at June 30, 2022 and 14,605,809 at December 31, 2021	142,078	146,057
Additional paid-in capital	64,401,403	68,247,204
Retained earnings	87,922,716	84,879,812
Unearned ESOP shares (449,977 shares at June 30, 2022 and 463,239 shares at December 31, 2021)	(5,273,604)	(5,424,206)
Accumulated other comprehensive loss	(6,731,799)	(272,656)

Total stockholders’ equity	140,460,794	147,576,211

Total liabilities and stockholders’ equity	$874,945,136	$837,361,587

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Interest income
Loans	$5,848,522	$5,684,881	$11,385,602	$11,149,842
Securities
Taxable	932,714	388,604	1,569,835	1,062,151
Tax-exempt	46,282	12,798	67,278	25,383
Other interest-earning assets	83,682	115,256	167,495	238,260

Total interest income	6,911,200	6,201,539	13,190,210	12,475,636

Interest expense
Deposits	849,808	1,050,546	1,675,992	2,314,228
FHLB advances	356,203	376,508	686,036	807,633

Total interest expense	1,206,011	1,427,054	2,362,028	3,121,861

Net interest income	5,705,189	4,774,485	10,828,182	9,353,775
Provision (credit) for loan losses	100,000	(54,000)	100,000	(113,000)

Net interest income after provision for loan losses	5,605,189	4,828,485	10,728,182	9,466,775

Non-interest income
Fees and service charges	50,478	68,576	89,796	121,103
(Loss) gain on sale of loans	(217)	284,065	86,913	520,102
Bargain purchase gain	—	—	—	1,933,397
Bank-owned life insurance	169,449	145,167	325,442	234,833
Other	34,007	35,480	95,989	42,459

Total non-interest income	253,717	533,288	598,140	2,851,894

Non-interest expense
Salaries and employee benefits	2,098,897	2,035,467	4,162,244	3,574,387
Occupancy and equipment	342,381	294,694	686,810	561,173
FDIC insurance assessment	54,000	69,300	108,000	114,300
Data processing	330,840	312,527	609,187	520,836
Advertising	91,145	60,000	212,290	120,000
Director fees	203,534	216,880	418,325	415,119
Professional fees	151,490	208,849	295,753	467,766
Merger fees	—	73,932	—	392,197
Core conversion costs	—	—	—	360,000
Other	321,585	305,484	642,538	483,801

Total non-interest expense	3,593,872	3,577,133	7,135,147	7,009,579

Income before income taxes	2,265,034	1,784,640	4,191,175	5,309,090
Income tax expense	623,027	345,916	1,148,271	864,059

Net income	$1,642,007	$1,438,724	$3,042,904	$4,445,031
Earnings per Share - basic	$0.12	$0.10	$0.22	$0.33
Earnings per Share - diluted	$0.12	$0.10	$0.22	$0.33
Weighted average shares outstanding - basic	13,662,222	13,945,423	13,760,002	13,528,822
Weighted average shares outstanding - diluted	13,701,674	13,945,423	13,800,168	13,528,822

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

(unaudited)

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2022	2021	2022	2021
Performance Ratios (1):
Return on average assets (2)	0.95%	0.70%	0.73%	1.12%
Return on average equity (3)	5.56%	4.00%	4.26%	6.46%
Interest rate spread (4)	2.73%	2.28%	2.61%	2.27%
Net interest margin (5)	2.85%	2.44%	2.75%	2.46%
Efficiency ratio (6)	60.31%	67.39%	62.44%	57.43%
Average interest-earning assets to average interest-bearing liabilities	120.42%	122.55%	121.36%	122.40%
Net loans to deposits	103.19%	102.56%	103.19%	102.56%
Equity to assets (7)	16.05%	17.43%	16.05%	17.43%
Capital Ratios:
Tier 1 capital to average assets			17.08%	17.67%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.36%	0.36%
Allowance for loan losses as a percent of non-performing loans			120.83%	310.90%
Net recoveries to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			0.29%	0.12%
Non-performing assets as a percent of total assets			0.21%	0.08%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30%.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2022 and 2021.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
	(unaudited)
Real estate:
Residential	$379,776,653	$319,968,234
Commercial and multi-family real estate	173,619,693	175,375,419
Construction	51,799,501	41,384,687
Commercial and industrial	2,068,871	7,905,524
Consumer:
Home equity and other	25,798,836	27,728,979

Total loans	633,063,554	572,362,843
Allowance for loan losses	(2,253,174)	(2,153,174)

Net loans	$630,810,380	$570,209,669

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At June 30,			At December
	2022			2021
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Noninterest bearing demand accounts	$39,627	6.93%	—%	$39,318	6.58%	—%
NOW accounts	76,904	12.58	0.60	69,940	11.71	0.82
Money market accounts	58,977	9.65	0.34	57,541	9.63	0.34
Savings accounts	67,915	11.11	0.26	64,285	10.76	0.26
Certificates of deposit	367,866	60.18	0.86	366,396	61.32	0.74

Total	$611,289	100.00%	0.65%	$597,480	100.00%	0.61%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended June 30,
	2022			2021
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)
	(Dollars in thousands)
			(unaudited)
Assets:
Cash and cash equivalents	$20,723	$28	0.55%	$99,956	$41	0.16%
Loans	593,705	5,849	3.95%	591,134	5,685	3.86%
Securities	182,338	979	2.15%	86,594	402	1.86%
Other interest-earning assets	4,891	55	4.53%	5,740	74	5.16%

Total interest-earning assets	801,657	6,911	3.46%	783,424	6,202	3.17%

Non-interest-earning assets	54,038			41,827

Total assets	$855,695			$825,251

Liabilities and equity:
NOW and money market accounts	$158,552	$217	0.55%	$99,267	$142	0.59%
Savings accounts	66,095	43	0.26%	64,341	26	0.16%
Certificates of deposit	354,600	590	0.67%	375,373	883	0.94%

Total interest-bearing deposits	579,247	850	0.59%	538,981	1,051	0.78%
Federal Home Loan Bank advances	86,445	356	1.59%	100,289	376	1.50%

Total interest-bearing liabilities	665,692	1,206	0.73%	639,270	1,427	0.90%

Non-interest-bearing deposits	38,132			26,736
Other non-interest-bearing liabilities	5,556			15,421

Total liabilities	709,380			681,427
Total equity	146,315			143,824

Total liabilities and equity	$855,695			$825,251

Net interest income		$5,705			$4,775

Interest rate spread (1)			2.73%			2.28%
Net interest margin (2)			2.85%			2.44%
Average interest-earning assets to average interest-bearing liabilities	120.42%			122.55%

1.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
2.	Net interest margin represents net interest income divided by average total interest-earning assets.
3.	Annualized.

Rate/Volume Analysis

	Six Months Ended June 30,
	2022			2021
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$45,991	$57	0.25%	$95,564	$91	0.19%
Loans	582,826	11,386	3.92%	585,279	11,150	3.83%
Securities	160,688	1,637	2.04%	78,485	1,088	2.77%
Other interest-earning assets	4,864	110	4.54%	5,919	147	4.98%

Total interest-earning assets	794,369	13,190	3.33%	765,247	12,476	3.27%
Non-interest-earning assets	52,429			35,878

Total assets	$846,798			$801,125

Liabilities and equity:
NOW and money market accounts	$151,044	$437	0.58%	$94,606	$251	0.54%
Savings accounts	66,338	86	0.26%	53,344	48	0.18%
Certificates of deposit	352,824	1,153	0.66%	373,355	2,015	1.09%

Total interest-bearing deposits	570,206	1,676	0.59%	521,305	2,314	0.90%
Federal Home Loan Bank advances	84,374	686	1.64%	103,897	808	1.57%

Total interest-bearing liabilities	654,580	2,362	0.73%	625,202	3,122	1.01%

Non-interest-bearing deposits	40,545			27,820
Other non-interest-bearing liabilities	6,755			9,268

Total liabilities	701,880			662,290
Total equity	144,918			138,835

Total liabilities and equity	$846,798			$801,125

Net interest income		$10,828			$9,354

Interest rate spread (1)			2.61%			2.27%
Net interest margin (2)			2.75%			2.46%
Average interest-earning assets to average interest-bearing liabilities	121.36%			122.40%

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended June 30, 2022 Compared to Three Months Ended June 30, 2021			Six Months Ended June 30, 2022 Compared to Six Months Ended June 30, 2021
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
	(unaudited)
Interest income:
Cash and cash equivalents	$(195)	$182	$(13)	$(92)	$58	$(34)
Loans receivable	26	138	164	(124)	360	236
Securities	506	71	577	1,354	(805)	549
Other interest earning assets	(10)	(9)	(19)	(25)	(12)	(37)

Total interest-earning assets	327	382	709	1,113	(399)	714

Interest expense:
NOW and money market accounts	139	(64)	75	165	21	186
Savings accounts	1	16	17	13	25	38
Certificates of deposit	(47)	(246)	(293)	(105)	(757)	(862)
Federal Home Loan Bank advances	(140)	120	(20)	(216)	94	(122)

Total interest-bearing liabilities	(47)	(174)	(221)	(143)	(617)	(760)

Net increase (decrease) in net interest income	$374	$556	$930	$1,256	$218	$1,474

BOGOTA FINANCIAL CORP.

RECONCILIATION OF GAAP TO NON-GAAP

The Company’s management believes that the presentation of net income on a non-GAAP basis, excluding nonrecurring items, provides useful information for evaluating the Company’s operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

	Three months ended June 30, 2021
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$1,784,640	$345,916	$1,438,724
Add: merger-related expenses	$73,932	$—	$73,932
Less: Bargain purchase gain	$—	$—	$—

Non-GAAP basis	$1,858,572	$345,916	$1,512,656

	Six months ended June 30, 2021
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$5,309,090	$864,059	$4,445,031
Add: merger and acquisition related expenses	392,197	—	392,197
Add: Charitable Foundation Contribution	—	—	—
Less: Bargain purchase gain	(1,933,397)	—	(1,933,397)

Non-GAAP basis	$3,767,890	$864,059	$2,903,831

	Six months ended June 30,
	2022	2021
Return on average assets (annualized):
GAAP	0.73%	1.12%
Adjustments	0.00%	0.38%

Non-GAAP	0.73%	0.74%
Return on average equity (annualized):
GAAP	4.26%	6.46%
Adjustments	0.00%	2.20%

Non-GAAP	4.26%	4.26%

Contacts

Joseph Coccaro – President & CEO, 201-862-0660 ext. 1110